Exhibit 99.1

              NEWMONT MINING CORPORATION FIRST QUARTER 2006 RESULTS

     First Quarter Income From Continuing Operations Rises to $213 Million ($0.48 Per Share); On Rising Gold Prices and Targeted Operating Performance

     DENVER, April 20 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) today announced first quarter income from continuing operations of $213 million ($0.48 per share) compared with $85 million ($0.19 per share) for the first quarter of 2005. First quarter net income from continuing operations was positively impacted by a $48 million ($0.11 per share) tax adjustment.

     First quarter highlights included:
     * Consolidated gold sales of 1.8 million ounces (1.4 million equity ounces) at costs applicable to sales of $275 per ounce and an average realized gold price of $555 per ounce;
     * Net cash provided by continuing operations of $240 million, after a $164 million increase in working capital; and
     * Cash and cash equivalents, marketable securities and short-term investments of $1.5 billion.

     Wayne W. Murdy, Chairman and Chief Executive Officer, said, "Our first quarter's results reflect strong margin and earnings per share growth from a higher realized gold price of $555 per ounce and our continued focus on cost containment. With the current gold price in excess of $600 per ounce, we expect to deliver expanding gold margins for our shareholders."

     FINANCIAL (in millions, except per share)     First Quarter 2006   First Quarter 2005
     -------------------------------------------   ------------------   ------------------
     Revenues                                      $            1,148   $              945
     Net cash provided from continuing
      operations                                   $              240   $              187
     Income from continuing operations             $              213   $               85
     Income from continuing operations
      per common share                             $             0.48   $             0.19

     OPERATING
     Consolidated gold sales (000 ounces)(1)                  1,838.6              1,974.0
     Equity gold sales (000 ounces)(1)                        1,392.1              1,550.6
     Average realized gold price ($/ounce)         $              555   $              425
     Costs applicable to sales ($/ounce)           $              275   $              237

     1. Includes 14,200 ounces sold in 2006 from incidental sales during start- up at Leeville and Phoenix, and 13,300 ounces in 2006 (20,000 in 2005) from the Holloway discontinued operation.

     FINANCIAL AND OPERATING REVIEW

     First quarter 2006 income from continuing operations was $213 million ($0.48 per share), compared with $85 million ($0.19 per share) for the first quarter of 2005. Income from continuing operations for the first quarter was impacted by the following items:

                                        First Quarter 2006        First Quarter 2005
                                      ----------------------    ----------------------
     IMPACT OF THE FOLLOWING
      TRANSACTIONS (after-tax)        $ Million       EPS       $ Million       EPS
     ------------------------------   ---------    ---------    ---------    ---------
     Tax estimate revisions
      - Australia                     $      48    $    0.11    $      19    $    0.04
     Buyat Bay litigation
      expenses                        $      (2)   $   (0.00)   $      (5)   $   (0.01)
     Gain on sale of Bermejal                --           --    $      20    $    0.04
     Nevada waste dump slide
      expenses                               --           --    $      (4)   $   (0.01)

     These items had the net effect of increasing income from continuing operations for the first quarter of 2006 by $46 million ($0.11 per share) and increasing income from continuing operations for the first quarter of 2005 by $30 million ($0.06 per share).

     The Company generated net cash from continuing operations of $240 million in the first quarter of 2006, after a $164 million increase in working capital.

     OPERATING HIGHLIGHTS

     NEVADA                                First Quarter 2006   First Quarter 2005
     -----------------------------------   ------------------   ------------------
     Consolidated gold sales
      (000 ounces)                                      535.0                588.6
     Equity gold sales (000 ounces)                     489.3                557.5
     Consolidated costs applicable to
      sales ($/ounce)                      $              395   $              309

     In Nevada, gold ounces sold decreased 9% during the first quarter of 2006 compared with the same period in 2005, primarily as a result of a 14% decrease in mill ore grade. The decrease in mill ore grade resulted from mining lower grades at the Midas and Deep Post underground mines. Mill throughput was lower as a result of 14 days of unplanned downtime at Mill 5. Costs applicable to sales per ounce increased 28%, primarily due to a decrease in ounces produced and increased labor, diesel, cyanide and underground contract service costs, as well as a change in accounting for deferred stripping.

     During the second quarter, costs applicable to sales per ounce are expected to temporarily increase as a result of regularly planned annual maintenance at Mill 6.

     YANACOCHA                             First Quarter 2006   First Quarter 2005
     -----------------------------------   ------------------   ------------------
     Consolidated gold sales
      (000 ounces)                                      769.9                772.9
     Equity gold sales (000 ounces)                     395.3                396.9
     Consolidated costs applicable to
      sales ($/ounce)                      $              161   $              143

     At Yanacocha, gold ounces sold remained constant in the first quarter of 2006 from the first quarter of 2005 as a 25% increase in ore grade and a 19% increase in tons of ore placed were offset by the timing of flows from the leach pads. The increase in ore placed resulted from an increase in tons mined and lower waste removal at the La Quinua and Yanacocha pits. Ore grade also increased at La Quinua, as mining accessed higher grade ore at the bottom of the pit. Costs applicable to sales per ounce increased 13% due to the increase in tons mined, increased consumption of higher priced commodities, and from higher labor and royalty costs resulting from increased gold prices.

     AUSTRALIA/NEW ZEALAND                 First Quarter 2006   First Quarter 2005
     -----------------------------------   ------------------   ------------------
     Consolidated gold sales
      (000 ounces)                                      333.5                439.3
     Equity gold sales (000 ounces)                     333.5                439.3
     Consolidated costs applicable to
      sales ($/ounce)                      $              384   $              303

     In Australia and New Zealand, gold ounces sold declined 24% in the first quarter of 2006 as compared with the same period in 2005, primarily due to lower grades at Kalgoorlie, Jundee and Martha, combined with lower throughput at Tanami and Pajingo. Costs applicable to sales per ounce increased 27% in the first quarter of 2006 from 2005, primarily due to the decrease in ounces sold.

     At Tanami in Australia, gold ounces sold decreased 26% in the first quarter of 2006 from the first quarter of 2005, primarily due to a 30% decline in mill throughput resulting from the completion of processing Groundrush stockpiles. Costs applicable to sales per ounce increased 19%, primarily due to lower gold production.

     At Kalgoorlie in Australia, gold ounces sold decreased 19% in the first quarter of 2006 from the first quarter of 2005, primarily due to a 19% decrease in ore grade milled and a 7% decrease in tons milled. Costs applicable to sales per ounce increased 43%, primarily due to lower gold production, and increased maintenance, diesel and reagent costs.

     At Jundee in Australia, gold ounces sold decreased 29% in the first quarter of 2006 from the first quarter of 2005, primarily due to a 12% decrease in tons milled and a 17% decrease in mill ore grade. The decrease in tons milled was attributable to severe weather conditions and flooding, causing an extended mill shutdown. Costs applicable to sales per ounce increased 25%, primarily attributable to lower gold production and higher maintenance costs.

     At Pajingo in Australia, gold ounces sold decreased 27% in the first quarter of 2006 from the first quarter of 2005, primarily due to a 32% decrease in tons milled resulting from ground control and ventilation system repairs. Costs applicable to sales per ounce increased 26%, primarily due to lower production.

     At Martha in New Zealand, gold ounces sold decreased 17% in the first quarter of 2006 from the first quarter of 2005, primarily due to a 19% decrease in mill ore grade and a 9% decrease in ore milled, partially offset by higher recovery. Costs applicable to sales per ounce increased 6%, primarily due to decreased production and higher waste removal.

     BATU HIJAU                                 First Quarter 2006   First Quarter 2005
     ----------------------------------------   ------------------   ------------------
     Consolidated copper sales
       (million pounds)                                       80.7                100.1
     Equity copper sales (million pounds)                     42.7                 52.9
     Consolidated costs applicable to sales
      ($/pound copper)                          $             0.81   $             0.71
     Consolidated gold sales (000 ounces)                     72.8                 75.4
     Equity gold sales (000 ounces)                           38.5                 39.9
     Consolidated costs applicable to
      sales ($/ounce gold)                      $              208   $              211

     At Batu Hijau in Indonesia, copper sales decreased 19% in the first quarter of 2006 from the first quarter of 2005 due to reduced mill tons processed, attributable to harder ore, and an increase in concentrate inventory at quarter end. Gold sales decreased 3%, as the lower mill tons processed and higher concentrate inventory were offset by a 26% increase in gold grade milled. The decrease in copper production resulted in a 14% increase in costs applicable to sales per pound of copper.

     Batu Hijau also revised its mine plan to address geotechnical instability in the operation's east pit wall. Consolidated sales for 2006 are now expected to be approximately 472 million pounds of copper at costs applicable to sales of $0.64 per pound and 460,000 ounces of gold at costs applicable to sales of $162 per ounce.

     OTHER                                 First Quarter 2006   First Quarter 2005
     -----------------------------------   ------------------   ------------------
     Consolidated gold sales
      (000 ounces)                                      127.4                 97.8
     Equity gold sales (000 ounces)                     122.2                 97.0
     Consolidated costs applicable to
      sales ($/ounce)                      $              216   $              261

     At Golden Giant in Canada, mining operations at Golden Giant were completed in December 2005. Mining and milling of in-circuit inventory ounces in the first quarter of 2006 was higher than expected, resulting in gold sales of 34,100 ounces.

     At Zarafshan in Uzbekistan, gold ounces sold decreased 14% in the first quarter of 2006 from the first quarter of 2005, primarily due to the timing of flows from the leach pads. Tons placed on the leach pads increased 18% due to milder weather conditions. Costs applicable to sales per ounce increased 19%, primarily as a result of the lower production.

     At Kori Kollo in Bolivia, gold ounces sold increased significantly in the first quarter of 2006 from the placement of additional material from the Kori Kollo pit on the existing leach pad and ore from the Kori Chaca pit on the new leach pad. Production in the first quarter of 2005 resulted from residual leaching from an existing leach pad. Costs applicable to sales per ounce decreased 39% in the first quarter of 2006 as a result of increased production.

     At La Herradura in Mexico, gold ounces sold increased 7% in the first quarter of 2006 from the first quarter of 2005, primarily as a result of favorable timing of flows from the leach pads, as the grade of ore placed on the leach pads decreased 26%. Costs applicable to sales per ounce increased by 32%, primarily due to an increase in waste tons mined and increased labor, diesel and other commodity costs.

     At the discontinued Holloway operation in Canada, gold ounces sold decreased 33% to 13,300 equity ounces. The Company is placing the operation on care and maintenance at the end of April, as it considers value realization alternatives.

     MERCHANT BANKING

     Newmont Capital is responsible for the Company's merchant banking activities, including the management of all royalty, equity and asset portfolios, as well as in-house investment banking and advisory services. Newmont achieved record quarterly royalty and dividend income of $29 million, 62% higher than the year ago quarter, driven primarily by higher realized commodity prices. The market value of the marketable equity securities portfolio grew to $1.2 billion at the end of the quarter versus $940 million at the start of the year, driven by capital appreciation. Unrealized pre-tax gains in the portfolio were more than $725 million at quarter-end.

     During the quarter, the Company acquired the remaining 15% interest in the Akyem project and an additional 22.2% interest in the Boddington project. These two acquisitions add 3.6 million ounces to proven and probable reserves. Subsequent to quarter end, Newmont closed a private placement and ore purchase agreement with Queenstake Resources Ltd.

     A third season of winter drilling and baseline Environmental Impact Assessment was completed at Newmont's 100% owned Alberta oil sands project. The independent engineering estimate was also updated. Scotia Waterous has been engaged as Newmont's advisor to review value realization alternatives for this asset.

     CAPITAL PROJECT DEVELOPMENT UPDATE

     The Leeville underground mine in Nevada is approximately 89% complete. Remaining work primarily relates to construction of underground facilities. Production ramp-up is expected to achieve 2,100 tons per day by the end of 2006. Steady-state production of 3,200 tons per day is expected to be achieved by the end of 2007.

     The Phoenix mine in Nevada is ramping up to its design production rate of 35,000 tons per day. First gold was shipped from Phoenix in March. Phoenix is expected to produce approximately 350,000 ounces of gold and approximately 20-25 million pounds of copper per year on a steady-state basis.

     Construction of the 200 megawatt power plant in Nevada was approved by the Newmont Board of Directors in January 2006 after receipt of the final air permit. Project engineering is over 50% complete and construction has commenced. The estimated completion date is mid-2008.

     The Ahafo project in Ghana is 95% complete. Ore is currently being stockpiled for process start-up and commissioning in June and the project is expected to deliver first gold production in the second half of 2006.

     The Akyem project in Ghana was approved by the Newmont Board of Directors in July 2005. An environmental impact statement was submitted to the Ghana Environmental Protection Agency in August 2005. Once the environmental impact statement is approved, construction is planned to commence along with a detailed review of capital costs and production timing.

     The Boddington project in Australia was approved by the Newmont Board of Directors in February of this year. Construction of the project is expected to commence in the second half of 2006, with Newmont's share of the capital cost expected to be approximately $900 million to $1.0 billion. Initial gold production is expected in late 2008 or early 2009.

     EXPLORATION, ADVANCED PROJECTS, RESEARCH & DEVELOPMENT

     Exploration expenditures were $33 million in the first quarter of 2006, compared with $26 million in the year ago quarter. Advanced projects, research and development expenditures were $21 million in the first quarter of 2006 as compared with $17 million in the first quarter of 2005.

     In Ghana, ore body extensions at depth in south Ahafo continue to provide encouraging results that justify follow up drilling, with potential underground mining opportunities being evaluated. In Nevada, encouraging first quarter results at Gold Quarry, Genesis, Twin Creeks and Phoenix will require further drilling targeted at reserve and non-reserve material additions. In Peru, drill programs are focused on oxide targets in the Yanacocha district and in the Conga region. In Australia, positive drill results at KCGM underground and Tanami will be followed up this year. In New Zealand, down dip offsets at Favona indicate potential ore body extensions.

     2006 GUIDANCE

     The Company expects to sell approximately 7.70-7.90 million consolidated ounces of gold (6.10-6.25 million equity ounces) at costs applicable to sales of approximately $280-$295 per ounce. The Company also expects to sell approximately 470-475 million consolidated pounds of copper (250-255 million equity pounds) at costs applicable to sales of approximately $0.60-$0.65 per pound.

                                                                 Consolidated
                                                Consolidated        Costs
                               Equity Sales        Sales        Applicable to
     Gold                      (000 ounces)     (000 ounces)     Sales ($/oz)
     ----------------------   -------------   ---------------   -------------
     Nevada                   2,410 - 2,425    2,585 - 2,605     $380 - $385
     Yanacocha, Peru          1,330 - 1,345    2,585 - 2,620     $185 - $195
     Australia/New Zealand    1,485 - 1,535    1,485 - 1,535     $335 - $350
     Batu Hijau, Indonesia      240 - 250        455 - 465       $155 - $165
     Ahafo, Ghana               255 - 265        255 - 265       $225 - $230
     Other (1),(2)              380 - 430        380 - 430       $215 - $240
     TOTAL GOLD               6,100 - 6,250    7,700 - 7,900     $280 - $295

                                                                 Consolidated
                                                Consolidated        Costs
                               Equity Sales        Sales        Applicable to
     Copper                   (million lbs)    (million lbs)     Sales ($/lb)
     ----------------------   -------------   ---------------   -------------
     Batu Hijau                 250 - 255        470 - 475      $0.60 - $0.65

     Consolidated Financial Guidance
      ($ in million, except tax rate)
     Royalty and dividend income                                      $75-$90
     Depreciation, depletion & amortization                         $675-$725
     Exploration                                                    $150-$160
     Advanced projects, research and development                      $50-$60
     General and administrative                                     $150-$160
     Interest expense, net                                           $95-$105
     Tax rate (assuming $550/oz gold)                                 25%-29%
     Capital expenditures(3)                                    $1,400-$1,600

     (1)  Includes Holloway, Golden Giant, La Herradura, Kori Kollo and
          Zarafshan.
     (2) At December 31, 2005, the Company classified Holloway as an asset held for sale. Operating results for Holloway have been reclassified to discontinued operations for all periods presented.
     (3) Includes approximately $47 million related to the acquisition of the additional 22.2% interest in Boddington.

                        STATEMENTS OF CONSOLIDATED INCOME

                                                          Three Months Ended
                                                               March 31,
                                                     ----------------------------
                                                         2006            2005
                                                     ------------    ------------
                                                        (unaudited, in millions
                                                           except per share)
Revenues
  Sales - gold, net                                  $      1,011    $        836
  Sales - copper, net                                         137             109
                                                            1,148             945
Costs and expenses
  Costs applicable to sales (exclusive
   of depreciation, depletion and
   amortization shown separately below)
     Gold                                                     501             468
     Copper                                                    65              71
  Depreciation, depletion and amortization                    142             161
  Exploration                                                  33              26
  Advanced projects, research and development                  21              17
  General and administrative                                   37              31
  Other expense, net                                           14              24
                                                              813             798
Other income (expense)
  Other income, net                                            35              67
  Interest expense, net                                       (20)            (21)
                                                               15              46
Income from continuing operations
 before income tax expense, minority
 interest and equity income of affiliates                     350             193
Income tax expense                                            (38)            (53)
Minority interest in income of subsidiaries                   (99)            (59)
Equity income of affiliates                                    --               4
Income from continuing operations                             213              85
Loss from discontinued operations                              (4)             (1)
Net income                                           $        209    $         84

Income per common share
  Basic:
    Income from continuing operations                $       0.48    $       0.19
    Loss from discontinued operations                       (0.01)             --
    Net income                                       $       0.47    $       0.19
  Diluted:
    Income from continuing operations                $       0.47    $       0.19
    Loss from discontinued operations                       (0.01)             --
    Net income                                       $       0.46    $       0.19
Basic weighted-average common shares
 outstanding                                                  448             446
Diluted weighted-average common
 shares outstanding                                           451             448
Cash dividends declared per common share             $       0.10    $       0.10

                           CONSOLIDATED BALANCE SHEETS

                                                At March 31,   At December 31,
                                                    2006             2005
                                                ------------   ---------------
                                                   (unaudited, in millions)
                    ASSETS
Cash and cash equivalents                       $        979   $         1,082
Marketable securities and other
 short-term investments                                  535               817
Trade receivables                                        147                94
Accounts receivable                                      127               136
Inventories                                              349               320
Stockpiles and ore on leach pads                         277               255
Deferred stripping costs                                  --                78
Deferred income tax assets                               180               159
Other current assets                                     115                95
    Current assets                                     2,709             3,036
Property, plant and mine development, net              6,011             5,645
Investments                                            1,182               955
Long-term stockpiles and ore on leach pads               687               603
Deferred stripping costs                                  --               100
Deferred income tax assets                               660               517
Other long-term assets                                   198               183
Goodwill                                               2,902             2,879
Assets of operations held for sale                        76                74
    Total assets                                $     14,425   $        13,992

                 LIABILITIES
Current portion of long-term debt               $        202   $           196
Accounts payable                                         232               232
Employee-related benefits                                163               176
Derivative instruments                                   410               270
Other current liabilities                                495               476
    Current liabilities                                1,502             1,350
Long-term debt                                         1,705             1,733
Reclamation and remediation liabilities                  454               445
Deferred income tax liabilities                          509               449
Employee-related benefits                                282               273
Other long-term liabilities                              303               414
Liabilities of operations held for sale                   22                21
    Total liabilities                                  4,777             4,685

Minority interest in subsidiaries                        977               931

             STOCKHOLDERS' EQUITY
Common stock                                             669               666
Additional paid-in capital                             6,631             6,578
Accumulated other comprehensive income                   533               378
Retained earnings                                        838               754
    Total stockholders' equity                         8,671             8,376
    Total liabilities and stockholders'
     equity                                     $     14,425   $        13,922

                      STATEMENTS OF CONSOLIDATED CASH FLOW

                                                               Three Months Ended
                                                                    March 31,
                                                          ----------------------------
                                                              2006            2005
                                                          ------------    ------------
                                                            (unaudited, in millions)
Operating activities:
  Net income                                              $        209    $         84
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation, depletion and amortization                       142             161
    Loss from discontinued operations                                4               1
    Accretion of accumulated reclamation
     obligations                                                     7               7
    Amortization of deferred stripping
     costs, net                                                     --             (34)
    Deferred income taxes                                          (72)             (7)
    Minority interest expense                                       99              59
    Gain on asset sales, net                                        (2)            (38)
    Hedge (gain) loss, net                                          (9)             12
    Other operating adjustments and write-downs                     26               6
 Decrease (increase) in operating assets:
    Trade and accounts receivable                                  (44)            (30)
    Inventories, stockpiles and ore on leach pads                 (124)            (13)
    Other assets                                                    (9)              4
 Increase (decrease) in operating liabilities:
    Accounts payable and other accrued liabilities                  25             (19)
    Reclamation liabilities                                        (12)             (6)
Net cash provided from continuing operations                       240             187
Net cash (used in) provided from discontinued
 operations                                                         (5)              1
Net cash from operations                                           235             188
Investing activities:
    Additions to property, plant and mine
     development                                                  (370)           (229)
    Additions to property, plant and mine
     development of discontinued operations                         --             (13)
    Investments in marketable debt and equity
     securities                                                   (672)           (775)
    Proceeds from sale of marketable debt
     and equity securities                                         970             546
    Acquisition of minority interests                             (187)             --
    Proceeds from sale of assets                                     2              52
Net cash used in investing activities                             (257)           (419)
Financing activities:
    Proceeds from debt, net                                         --             582
    Repayment of debt                                              (20)            (15)
    Dividends paid to common stockholders                          (45)            (45)
    Dividends paid to minority interests                           (45)            (16)
    Proceeds from stock issuance                                    38               4
    Change in restricted cash and other                             (8)             (1)
Net cash (used in) provided from financing
 activities                                                        (80)            509
Effect of exchange rate changes on cash                             (1)             (2)
Net change in cash and cash equivalents                           (103)            276
Cash and cash equivalents at beginning of period                 1,082             781
Cash and cash equivalents at end of period                $        979    $      1,057

                          OPERATING STATISTICS SUMMARY

                                                  Three months ended
                                                      March 31,
                                             ---------------------------
                                                 2006           2005
                                             ------------   ------------
GOLD
  Consolidated ounces sold (000):
    Nevada(1)                                       535.0          588.6
    Yanacocha                                       769.9          772.9
    Batu Hijau                                       72.8           75.4
    Australia/New Zealand
      Tanami                                        108.6          146.9
      Kalgoorlie                                     94.0          116.5
      Jundee                                         62.2           87.9
      Pajingo                                        32.0           43.9
      Martha                                         36.7           44.1
                                                    333.5          439.3
    Other
      Golden Giant                                   34.1           37.8
      La Herradura                                   20.2           18.9
      Kori Kollo                                     43.8            6.9
      Zarafshan                                      29.3           34.2
                                                    127.4           97.8
                                                  1,838.6        1,974.0
  Equity ounces sold (000):
    Nevada(1)                                       489.3          557.5
    Yanacocha                                       395.3          396.9
    Batu Hijau                                       38.5           39.9
    Australia/New Zealand
      Tanami                                        108.6          146.9
      Kalgoorlie                                     94.0          116.5
      Jundee                                         62.2           87.9
      Pajingo                                        32.0           43.9
      Martha                                         36.7           44.1
                                                    333.5          439.3
    Other
      Golden Giant                                   34.1           37.8
      La Herradura                                   20.2           18.9
      Kori Kollo                                     38.6            6.1
      Zarafshan                                      29.3           34.2
                                                    122.2           97.0
                                                  1,378.8        1,530.6
    Discontinued operations:
      Holloway                                       13.3           20.0
                                                  1,392.1        1,550.6

COPPER
  Batu Hijau (pounds sold in millions):
    Consolidated                                     80.7          100.1
    Equity                                           42.7           52.9

(1) Includes 14,200 ounces sold in 2006 from Leeville and Phoenix start- up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations. Revenues and costs during start-up are included in Other income, net.

                              OPERATING STATISTICS

                                    NEVADA(1)

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons):
  Open pit
    Ore                                                          8,751            7,348
    Waste                                                       39,303           40,995
      Total                                                     48,054           48,343
  Underground                                                      405              440
Tons milled/processed (000 dry short tons):
  Oxide                                                            312            1,302
  Refractory                                                     3,218            2,288
  Leach                                                          6,603            4,455
Average ore grade (oz/ton):
  Oxide                                                          0.241            0.107
  Refractory                                                     0.130            0.193
  Leach                                                          0.024            0.027
Average mill recovery rate:
  Oxide                                                           92.3%            72.7%
  Refractory                                                      79.7%            89.6%
Ounces produced (000):
  Oxide                                                           69.3            104.0
  Refractory                                                     391.1            393.4
  Leach                                                           78.2             78.3
    Consolidated                                                 538.6            575.7
    Equity                                                       492.5            544.6
Ounces sold (000):
  Consolidated                                                   535.0            588.6
  Equity                                                         489.3            557.5

Production costs (in millions):
  Costs applicable to sales                               $        206     $        182
  Depreciation, depletion and
   amortization                                           $         36     $         30
Production costs (per ounce sold):
  Direct mining and production costs                      $        387     $        327
  Capitalized mining and other                                     (10)             (30)
  Royalties and production taxes                                    15                9
  Reclamation and mine closure costs                                 3                3
    Costs applicable to sales                             $        395     $        309
    Depreciation, depletion and
     amortization                                         $         68     $         51

(1) Includes 14,200 ounces sold in 2006 from Leeville and Phoenix start- up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations. Revenues and costs during start-up are included in Other income, net.

                                    YANACOCHA

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons):
  Ore                                                           31,082           26,201
  Waste                                                         19,293           19,538
    Total                                                       50,375           45,739
Tons processed (000 dry short tons):                            31,090           26,201
Average ore grade (oz/ton):                                      0.035            0.028
Ounces produced (000):
  Consolidated                                                   800.4            795.9
  Equity                                                         411.0            408.7
Ounces sold (000):
  Consolidated                                                   769.9            772.9
  Equity                                                         395.3            396.9

Production costs (in millions):
  Costs applicable to sales                               $        124     $        111
  Depreciation, depletion and
   amortization                                           $         43     $         47
Production costs (per ounce sold):
  Direct mining and production costs                      $        163     $        146
  Capitalized mining and other                                      (9)              (8)
  Royalties and production taxes                                     4                3
  Reclamation and mine closure costs                                 3                2
    Costs applicable to sales                             $        161     $        143
    Depreciation, depletion and
     amortization                                         $         56     $         61

                                   BATU HIJAU

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons)
  Ore                                                           31,191            8,238
  Waste                                                         28,998           51,961
  Total                                                         60,189           60,199
Tons milled (000 dry short tons):                               10,829           12,287
Average ore grade:
  Gold (oz/ton)                                                  0.010            0.008
  Copper                                                          0.51%            0.53%
Average mill recovery rate:
  Gold                                                            76.0%            75.2%
  Copper                                                          85.7%            78.3%
Production:
  Gold ounces (000)
    Consolidated                                                  83.1             74.2
    Equity                                                        44.0             39.2
  Copper pounds (millions)
    Consolidated                                                  94.0            103.1
    Equity                                                        49.7             54.5
Sales:
  Gold ounces (000)
    Consolidated                                                  72.8             75.4
    Equity                                                        38.5             39.9
  Copper pounds (millions)
    Consolidated                                                  80.7            100.1
    Equity                                                        42.7             52.9

Gold production costs (in millions):
  Costs applicable to sales                               $         15     $         16
  Depreciation, depletion and
   amortization                                           $          4     $          6
Production costs (per ounce sold):
  Direct mining and production costs                      $        203     $        263
  Capitalized mining and other                                      (7)             (62)
  Royalties and production taxes                                    10                8
  Reclamation and mine closure costs                                 2                2
    Costs applicable to sales                             $        208     $        211
    Depreciation, depletion and
     amortization                                         $         51     $         83

Copper production costs (in millions):
  Costs applicable to sales                               $         65     $         71
  Depreciation, depletion and
   amortization                                           $         16     $         26
Copper production costs (per pound
 sold):
  Direct mining and production costs                      $       0.77     $       0.83
  Capitalized mining and other                                    0.01            (0.15)
  Royalties and production taxes                                  0.02             0.02
  Reclamation and mine closure costs                              0.01             0.01
    Costs applicable to sales                             $       0.81     $       0.71
    Depreciation, depletion and
     amortization                                         $       0.19     $       0.26

                OPERATING STATISTICS - AUSTRALIA AND NEW ZEALAND

                                     PAJINGO

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons)                                    114              177
Tons milled (000 dry short tons)                                   115              168
Average ore grade (oz/ton)                                       0.272            0.258
Average mill recovery rate                                        96.9%            97.0%
Ounces produced (000):
  Consolidated                                                    31.8             43.9
  Equity                                                          31.8             43.9
Ounces sold (000):
  Consolidated                                                    32.0             43.9
  Equity                                                          32.0             43.9

Production costs (in millions):
  Costs applicable to sales                               $         14     $         15
  Depreciation, depletion and
   amortization                                           $          5     $          6
Production costs (per ounce sold):
  Direct mining and production costs                      $        424     $        336
  Capitalized mining and other                                      (3)              (5)
  Royalties and production taxes                                    15               15
  Reclamation and mine closure costs                                 3                2
    Costs applicable to sales                             $        439     $        348
    Depreciation, depletion and
     amortization                                         $        149     $        138

                                     JUNDEE

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons):
  Open pit
   Ore                                                             158              133
   Waste                                                           902            1,552
     Total                                                       1,060            1,685
  Underground                                                      273              292
Tons milled (000 dry short tons)                                   557              635
Average ore grade (oz/ton)                                       0.121            0.146
Average mill recovery rate                                        91.8%            93.0%
Ounces produced (000):
  Consolidated                                                    62.6             88.0
  Equity                                                          62.6             88.0
Ounces sold (000):
  Consolidated                                                    62.2             87.9
  Equity                                                          62.2             87.9

Production costs (in millions):
  Costs applicable to sales                               $         26     $         30
  Depreciation, depletion and
   amortization                                           $          5     $          6
Production costs (per ounce sold):
  Direct mining and production costs                      $        404     $        319
  Capitalized mining and other                                      (1)               7
  Royalties and production taxes                                    16               11
  Reclamation and mine closure costs                                 6                4
    Costs applicable to sales                             $        425     $        341
    Depreciation, depletion and
     amortization                                         $         79     $         74

                                     TANAMI

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons)                                    523              531
Tons milled (000 dry short tons)                                   792            1,133
Average ore grade (oz/ton)                                       0.142            0.129
Average mill recovery rate                                        95.6%            95.2%
Ounces produced (000):
  Consolidated                                                   108.0            140.8
  Equity                                                         108.0            140.8
Ounces sold (000):
  Consolidated                                                   108.6            146.9
  Equity                                                         108.6            146.9

Production costs (in millions):
  Costs applicable to sales                               $         38     $         43
  Depreciation, depletion and
   amortization                                           $          7     $          9
Production costs (per ounce sold):
  Direct mining and production costs                      $        299     $        265
  Capitalized mining and other                                      (1)               3
  Royalties and production taxes                                    45               20
  Reclamation and mine closure costs                                 3                3
    Costs applicable to sales                             $        346     $        291
    Depreciation, depletion and
     amortization                                         $         63     $         61

                                   KALGOORLIE

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons):
  Open pit
    Ore                                                          1,817            1,959
    Waste                                                        9,445            8,385
      Total                                                     11,262           10,344
  Underground                                                       53               53
Tons milled (000 dry short tons)                                 1,698            1,829
Average ore grade (oz/ton)                                       0.062            0.077
Average mill recovery rate                                        82.6%            88.5%
Ounces produced (000):
  Consolidated                                                    92.5            116.6
  Equity                                                          92.5            116.6
Ounces sold (000):
  Consolidated                                                    94.0            116.5
  Equity                                                          94.0            116.5

Production costs (in millions):
  Costs applicable to sales                               $         44     $         38
  Depreciation, depletion and
   amortization                                           $          6     $          5
Production costs (per ounce sold):
  Direct mining and production costs                      $        448     $        290
  Capitalized mining and other                                      (2)              21
  Royalties and production taxes                                    14               11
  Reclamation and mine closure costs                                 5                3
    Costs applicable to sales                             $        465     $        325
    Depreciation, depletion and
     amortization                                         $         70     $         39

                                     MARTHA

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons):
  Open pit
    Ore                                                            574              277
    Waste                                                           75              180
      Total                                                        649              457
  Underground                                                       19               --
Tons milled (000 dry short tons)                                   302              332
Average ore grade (oz/ton)                                       0.119            0.148
Average mill recovery rate                                        94.4%            92.9%
Ounces produced (000):
  Consolidated                                                    38.0             45.1
  Equity                                                          38.0             45.1
Ounces sold (000):
  Consolidated                                                    36.7             44.1
  Equity                                                          36.7             44.1

Production costs (in millions):
  Costs applicable to sales                               $          6     $          7
  Depreciation, depletion and
   amortization                                           $          3     $          5
Production costs (per ounce sold):
  Direct mining and production costs                      $        244     $        216
  Capitalized mining and other                                     (74)             (52)
  Royalties and production taxes                                    --               --
  Reclamation and mine closure costs                                 6                2
    Costs applicable to sales                             $        176     $        166
    Depreciation, depletion and
     amortization                                         $         86     $        107

                     OPERATING STATISTICS - OTHER OPERATIONS

                                  GOLDEN GIANT

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons)                                     13              141
Tons milled (000 dry short tons)                                    17              142
Average ore grade (oz/ton)                                       0.627            0.270
Average mill recovery rate                                        96.9%            95.5%
Ounces produced (000):
  Consolidated                                                    34.1             37.7
  Equity                                                          34.1             37.7
Ounces sold (000):
  Consolidated                                                    34.1             37.8
  Equity                                                          34.1             37.8

Production costs (in millions):
  Costs applicable to sales                               $          8     $         13
  Depreciation, depletion and
   amortization                                           $          1     $          3
Production costs (per ounce sold):
  Direct mining and production costs                      $        216     $        335
  Capitalized mining and other                                       1               --
  Royalties and production taxes                                    --                2
  Reclamation and mine closure costs                                 6                3
    Costs applicable to sales                             $        223     $        340
    Depreciation, depletion and
     amortization                                         $         17     $         73

                                  LA HERRADURA

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons):
  Ore                                                              937              886
  Waste                                                          2,793            1,868
    Total                                                        3,730            2,754
Tons processed (000 dry short tons)                                937              886
Average ore grade (oz/ton)                                       0.024            0.032
Ounces produced (000):
  Consolidated                                                    20.2             18.9
  Equity                                                          20.2             18.9
Ounces sold (000):
  Consolidated                                                    20.2             18.9
  Equity                                                          20.2             18.9

Production costs (in millions):
  Costs applicable to sales                               $          6     $          4
  Depreciation, depletion and
   amortization                                           $          2     $          1
Production costs (per ounce sold):
  Direct mining and production costs                      $        273     $        208
  Capitalized mining and other                                      (1)              (3)
  Royalties and production taxes                                    --               --
  Reclamation and mine closure costs                                 2                2
    Costs applicable to sales                             $        274     $        207
    Depreciation, depletion and
      amortization                                        $         98     $         61

                                   KORI KOLLO

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons):
  Ore                                                            3,360              n/a
  Waste                                                          2,346              n/a
    Total                                                        5,706              n/a
Tons processed (000 dry short tons)                              3,360              n/a
Average ore grade (oz/ton)                                       0.023              n/a
Ounces produced (000):
  Consolidated                                                    43.8              7.0
  Equity                                                          38.5              6.1
Ounces sold (000):
  Consolidated                                                    43.8              6.9
  Equity                                                          38.6              6.1

Production costs (in millions):
  Costs applicable to sales                               $          7     $          2
  Depreciation, depletion and
   amortization                                           $          2     $          0
Production costs (per ounce sold):
  Direct mining and production costs                      $        139     $        234
  Capitalized mining and other                                      (7)             (24)
  Royalties and production taxes                                    30               18
  Reclamation and mine closure costs                                 7               47
    Costs applicable to sales                             $        169     $        275
    Depreciation, depletion and
      amortization                                        $         49     $         36

                                    ZARAFSHAN

                                                                Three months ended
                                                                    March 31,
                                                          -----------------------------
                                                              2006             2005
                                                          ------------     ------------
Tons mined (000 dry short tons)                                    n/a              n/a
Tons processed (000 dry short tons)                              1,967            1,663
Average ore grade (oz/ton)                                       0.034            0.034
Ounces produced (000):
  Consolidated                                                    27.5             34.3
  Equity                                                          27.5             34.3
Ounces sold (000):
  Consolidated                                                    29.3             34.2
  Equity                                                          29.3             34.2

Production costs (in millions):
  Costs applicable to sales                               $          7     $          7
  Depreciation, depletion and
   amortization                                           $          2     $          2
Production costs (per ounce sold):
  Direct mining and production costs                      $        234     $        196
  Capitalized mining and other                                       1                1
  Royalties and production taxes                                    --               --
  Reclamation and mine closure costs                                 2                2
    Costs applicable to sales                             $        237     $        199
    Depreciation, depletion and
     amortization                                         $         78     $         69

                 GOLD DERIVATIVE POSITION (AS OF MARCH 31, 2006)
                  CURRENT MATURITY SUMMARY (1) (3) (000 OUNCES)

                                 PUT OPTION           PRICE CAPPED
                                 CONTRACTS             CONTRACTS
                            -------------------   -------------------
Year                           Ozs     Price(2)      Ozs     Price(2)
-------------------------   --------   --------   --------   --------
2006                              61   $    352         --         --
2007                              20   $    397         --         --
2008                              --         --      1,000   $    384
2009                              --         --        600   $    381
2010                              --         --         --         --
2011                              --         --        250   $    392
Total/Average                     81   $    363      1,850   $    384

Notes:
(1) For more detailed descriptions, definitions and explanations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 2, 2006.

(2) Prices quoted are gross contract prices, which represent the gross cash flow per ounce of each contract. Not included in these prices are the additional cash outflows associated with borrowing gold over the life of the contract where the contracts are floating in nature. The rate at which gold is borrowed is determined over the life of the contract based on the prevailing market gold lease rate for the time period that the borrowing is fixed. The borrowing can be fixed for varying periods over the life of the contract.

(3) In addition to the gold derivative positions shown in the table above, the Company entered into a prepaid forward gold sales contract in July 1999, which is reflected as debt on the Company's consolidated balance sheets. Under the prepaid forward gold sales contract, the Company delivered the first of three annual installments of 161,111 ounces of gold in June 2005.

     The Company's first quarter earnings conference call and web cast presentation will be held on April 20, 2006 beginning at 4:00 p.m. Eastern Time (2:00 p.m. Mountain Time). To participate:

     Dial-In Number:     212.547.0361
     Leader:             Randy Engel
     Password:           Newmont

     The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Information/Presentations and will be archived there for a limited time.

     Investor Contacts
     Randy Engel         303.837.6033   randy.engel@newmont.com
     John Gaensbauer     303.837.5153   john.gaensbauer@newmont.com

     Media Contacts
     Deb Witmer          303.837.5308   deb.witmer@newmont.com
     Heatheryn Higgins   303.837.5248   heatheryn.higgins@newmont.com
     Maureen Upton       303.837.5281   maureen.upton@newmont.com

     Cautionary Statement

     This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold and copper production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures, royalty and dividend income, tax rates and expenses; (iv) estimates regarding timing of future development, construction, production or closure activities; (v) statements regarding future exploration results and the replacement of reserves; and (vi) statements regarding cost structure and competitive position. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2005 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SOURCE  Newmont Mining Corporation
    -0-                             04/20/2006
    /CONTACT: Investors, Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or John Gaensbauer, +1-303-837-5153, john.gaensbauer@newmont.com, or Media, Deb Witmer, +1-303-837-5308, deb.witmer@newmont.com, or Heatheryn Higgins, +1-303-837-5248, heatheryn.higgins@newmont.com, or Maureen Upton, +1-303-837-5281, maureen.upton@newmont.com, all of Newmont Mining Corporation/
    /Web site:  http://www.newmont.com /